EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-42499, 33-42553, 333-89128, 333-89180 and 333-126000 on Forms S-8 of our reports dated March 31, 2006 relating to the consolidated financial statements and financial statement schedule of Dillard’s, Inc. and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Dillard’s, Inc. for the fiscal year ended January 28, 2006.

Deloitte & Touche LLP

New York, New York

March 31, 2006